Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2009 Long-Term Incentive Plan of GLG Partners, Inc. of our reports dated March 2, 2009, with respect to the combined and consolidated financial statements and schedules of GLG Partners, Inc., and the effectiveness of internal control over financial reporting of GLG Partners, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
London, England
June 5, 2009